Exhibit 4.2

CERTIFICATE OF DESIGNATIONS

OF

7% PERPETUAL CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, SERIES C

OF

SIMMONS FIRST NATIONAL CORPORATION

Simmons First National Corporation, a Corporation organized and existing under the laws of the state of Arkansas (herein called the “Corporation” or the “Issuer”), does hereby certify:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Articles of Incorporation and Bylaws of the Corporation, and pursuant to Section 4-27-602 of the Arkansas Business Corporation Act of 1987, as amended, the Board of Directors adopted the following resolutions by written consent on February 11, 2019, creating a series of 140 shares of Preferred Stock, par value $0.01 per share, of the Corporation designated as the “7% Perpetual Convertible Preferred Stock, Par Value $0.01 Per Share, Series C”:

RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors in accordance with the provisions of its Amended and Restated Articles of Incorporation, and Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.               Designation. The class of 7% Perpetual Convertible Preferred Stock, Par Value $0.01 Per Share, Series C, shall be designated herein as the “Series C Preferred Stock” and shall consist of 25,000 shares of authorized preferred stock, par value $0.01 per share.

Section 2.               General Matters. Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock. The Series C Preferred Stock shall be perpetual, shall be subject to the provisions of the Certificate of Designations, shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and/or the distribution of assets in the event of the dissolution, liquidation or winding up of the Issuer.

Section 3.               Definitions. The following terms are used in this Certificate of Designations as defined below:

(a)                 “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.

(b)                “Business Day” means that any day except Saturday, Sunday and any day on which banking institutions in the State of Arkansas generally are authorized or required by law or other governmental actions to close.

(c)                 “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(d)                “Charter” means the Issuer’s certificate or articles of incorporation, as amended and restated from time to time.

(e)                 “Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Issuer.

(f)                  “Dividend Period” has the meaning set forth in Section 4(a).

(g)                “Effective Time” has the meaning set forth in the Merger Agreement.

(h)                “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(i)                  “Dividend Record Date” has the meaning set forth in Section 4(a).

(j)                  “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Series C Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(k)                “Liquidation Amount” means $1,000 per share of Series C Preferred Stock.

(l)                  “Merger Agreement” means the Agreement and Plan of Merger, dated November 13, 2018, as amended on February 11, 2019, by and between the Issuer and Reliance Bancshares, Inc.

(m)               “Parity Stock” means any class or series of stock of the Issuer (other than Series C Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Series C Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s Series A Preferred Stock, par value $0.01 per share, and Series B Preferred Stock, par value $0.01 per share.

(n)                “Original Issue Date” means the date on which the Effective Time occurs.

(o)                “Preferred Director” has the meaning set forth in Section 8.

(p)                “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Series C Preferred Stock.

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(q)                “Reliance Original Issue Date” means December 15, 2009, the date on which Reliance Bancshares, Inc. first issued 7% Perpetual Convertible Preferred Stock, no par value, Series C.

(r)                  “Voting Parity Stock” means, with regard to any matter as to which the holders of Series C Preferred Stock are entitled to vote as specified in Sections 8(a) and 8(b) of this Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 4.               Dividends.

(a)                 Rate. Holders of Series C Preferred Stock shall be entitled to receive, on each share of Series C Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefore, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 7.0% on (i) the Liquidation Amount per share of Series C Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Series C Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Series C Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Series C Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series C Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a “Dividend Record Date” shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series C Preferred Stock as specified in this Section 4 (subject to the other provisions of the Certificate of Designations).

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(b)                Priority of Dividends. So long as any share of Series C Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 4(a) above, dividends on such amount), on all outstanding shares of Series C Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series C Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Series C Preferred Stock and any shares of Parity Stock, all dividends declared on Series C Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series C Preferred Stock (including, if applicable as provided in Section 4(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Issuer will provide written notice to the holders of Series C Preferred Stock prior to such Dividend Payment Date.

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Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Series C Preferred Stock shall not be entitled to participate in any such dividends.

Section 5.               Liquidation, Dissolution or Winding Up.

(a)                 Voluntary or Involuntary Dissolution. In the event of any liquidation, dissolution or winding up of the Issuer, whether voluntary or involuntary, before any sums shall be paid or any assets distributed among the holders of shares of Junior Stock, the holder of each share of Series C Preferred Stock shall be entitled to be paid first out of the assets of the Issuer available for distribution to holders of the Issuer’s capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the greater of (i) the Liquidation Amount per share plus all dividends to which such share is entitled under Section 4 hereof, up to and including the date full payment (collectively the “Liquidation Preference”) shall be tendered to the holders of the Series C Preferred Stock with respect to such liquidation, dissolution or winding up, or (ii) such amount per share of Series C Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 6 hereof. If the payment is made under clause (i) of the preceding sentence, after such payment shall have been made in full to the holders of the Series C Preferred Stock or funds necessary for such payment shall have been set aside by the Issuer in trust for the accounts of holders of the Series C Preferred Stock so as to be available for such payment, holders of the Series C Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Issuer and shall have no further rights of conversion, and the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock. If the payment is made under clause (ii) of the second preceding sentence, the amount to be paid per share of Common Stock shall be calculated as though all of the Series C Preferred Stock had been converted into Common Stock. If the assets of the Issuer shall be insufficient to permit the payment in full to the holders of the Series C Preferred Stock of the amount thus distributable, then the entire assets of the Issuer available for such distribution shall be distributed ratably among the holders of the Series C Preferred Stock.

(b)                Partial Payment. If in any distribution described in Section 5(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Series C Preferred Stock as to such distribution, holders of Series C Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)                 Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Series C Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

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(d)                Merger, Consolidation, etc. A reorganization of the Common Stock as provided in Section 6(h) or a consolidation or merger of the Issuer with or into any other corporation, a share exchange involving the Issuer, or a sale, lease, exchange or transfer of all or substantially all of the assets of the Issuer shall be regarded as a liquidation, dissolution or winding up of the affairs of the Issuer within the meaning of this Section 5; provided, however, that each holder of Series C Preferred Stock shall have the right to elect the benefits of the provisions of Section 6(h) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Issuer pursuant to this Section 5.

(e)                 Distribution Not in Cash. Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Issuer.

Section 6.               Conversion Rights. The holders of the Series C Preferred Stock and the Issuer shall have the following conversion rights:

(a)                 Conversion by Holder. At any time after the Reliance Original Issue Date and subject to and in compliance with the provisions of this Section 6, any shares of the Series C Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock of the Issuer and a cash payment calculated in accordance with this Section 6 and pursuant to the Merger Agreement. The consideration to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be (i) the number of shares of Common Stock produced by the product obtained by multiplying (a) the quotient obtained by dividing (1) the product obtained by multiplying (A) the Liquidation Amount per share (i.e. $1,000.00 for each share) by (B) the number of shares of Series C Preferred Stock being converted by (2) the Applicable Conversion Rate (determined as provided in Section 6(d)), by (b) the Per Share Stock Consideration (as defined in the Merger Agreement); and (ii) a cash amount produced by the product obtained by multiplying (a) the quotient obtained by dividing (1) the product obtained by multiplying (A) the Liquidation Amount per share (i.e. $1,000.00 for each share) by (B) the number of shares of Series C Preferred Stock being converted by (2) the Applicable Conversion Rate (determined as provided in Section 6(d)), by (b) the Per Share Cash Consideration (as defined in the Merger Agreement).

(b)                Conversion Following Board Action of the Issuer. On or after the tenth anniversary of the Reliance Original Issue Date, if the fair market value (i.e. the closing price) at which the Issuer’s Common Stock has traded at a price that is 20% higher than the Applicable Conversion Rate for a period of thirty (30) consecutive trading dates on a recognized securities exchange, including the over-the-counter market, then for a period of sixty (60) days thereafter, at the option of the Board of Directors of the Issuer, and upon thirty (30) days written notice to the holders of the Series C Preferred Stock, all of outstanding shares of Class C Preferred Stock, or such lesser number or numbers of shares of Series C Preferred Stock specified by the Board of Directors, shall be converted automatically into the number of shares of Common Stock into which such Series C Preferred Stock is convertible pursuant to Section 6(a) hereof without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Issuer or its transfer agent for the Common Stock.

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(c)                 Issuance of Certificates. Upon the occurrence of the conversion specified in Sections 6(a) or 6(b), the holders of such Series C Preferred Stock shall surrender either the certificates representing such shares or evidence of uncertificated shares at the office of the Issuer or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of the Series C Preferred Stock surrendered were convertible on the date on which such conversion occurred. The Issuer shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares or evidence of uncertificated shares of the Series C Preferred Stock being converted are either delivered to the Issuer or any such transfer agent or the holder notifies the Issuer or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Issuer to indemnify the Issuer from any loss incurred by it in connection therewith.

(d)                Applicable Conversion Rate. The “Applicable Conversion Rate” shall be $1.90 as such amount may be adjusted from time to time in accordance with Section 6(e) hereof.

(e)                 Adjustments to Applicable Conversion Rate.

(i)                  Upon Sale of Common Stock. If the Issuer, while there are any shares of Series C Preferred Stock outstanding, issues or sells shares of its Common Stock without consideration or at a price per share less than the Applicable Conversion Rate in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Rate upon each such issuance or sale, except as hereinafter provided, shall be adjusted to an amount determined by multiplying the Applicable Conversion Rate by a fraction:

(A) The numerator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (II) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Conversion Rate; and

(B) The denominator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (II) the number of such additional shares of Common Stock so issued.

Notwithstanding the foregoing, the Issuer’s issuance of up to an aggregate of 1,000,000 shares of Common Stock pursuant to any stock purchase or stock option plan or stock grants or other employee incentive program approved by the Board of Directors to the Issuer’s employees, directors, officers or consultants shall not be deemed an issuance of additional shares of Common Stock and shall have no effect on the calculations contemplated by this Section 6.

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For the purposes of this Section 6(e)(i), the issuance of any warrants, options, grants, subscriptions or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options, grants or any rights with respect to such convertible or exchangeable securities, shall be deemed an issuance at such time of the underlying Common Stock (the Common Stock issuable on the exercise, conversion or exchange of the options, convertible securities or exchangeable securities, as the case may be) if the Net Consideration Per Share (as hereinafter determined) that may be received by the Issuer for such Common Stock shall be less than the Applicable Conversion Rate at the time of such issuance. Any obligation, agreement or undertaking to issue warrants, options, grants, subscriptions or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Rate shall be made under this Section 6(e)(i) upon the issuance of any shares of Common Stock that are issued pursuant to the exercise of any warrants, options, grants, subscriptions or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options, grants or subscriptions or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options, grants or any rights therefore) as above provided. Any adjustment of the Applicable Conversion Rate made with respect to this paragraph that relates to a warrant, option, grant, subscription or purchase right with respect to shares of Common Stock shall be disregarded if, as and when all of such warrant, option, grant, subscription or purchase right expires or is canceled without being exercised, so that the Applicable Conversion Rate in effect immediately after such cancellation or expiration shall be equal to the Applicable Conversion Rate in effect immediately prior to the time of the issuance of the expired or canceled warrant, option, subscription or purchase right, with such additional adjustments as would have been made to that Applicable Conversion Rate had the expired or canceled warrants, options, subscriptions or purchase rights not been issued. For purposes of this paragraph, the “Net Consideration Per Share” which may be received by the Issuer shall be determined as follows:

(A) The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, grants, subscriptions or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Issuer upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, grants, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, exchanged or converted.

(B) The “Net Consideration Per Share” that may be received by the Issuer shall be determined in each instance as of the date of issuance of warrants, options, grants, subscriptions or other purchase rights or convertible or exchangeable securities without giving effect to any possible future price adjustments or rate adjustments that may be applicable with respect to such warrants, options, grants, subscriptions or other purchase rights or convertible or exchangeable securities.

For purposes of this Section 6(e)(i), if a part or all of the consideration received by the Issuer in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 6(e)(i) consists of property other than cash, the Issuer at its expense will promptly cause independent certified public accountants of recognized standing selected by the Issuer to value or cause to be valued such property, whereupon such value shall be given to such consideration and shall be recorded on the books of the Issuer with respect to receipt of such property.

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This Section 6(e)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 6(e)(ii)).

(ii)                Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value (and all other conversion values set forth in Section 6(e)(i) above) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediate]y after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Rate. The Applicable Conversion Rate, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock. Event or Events. “Extraordinary Common Stock Event” shall mean (A) the issue of additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (B) subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock or (C) combination of outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

(f)                  Dividends. In the event the Issuer shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Issuer other than shares of Common Stock or in assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Issuer that they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 6(j)), retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series C Preferred Stock.

(g)                Recapitalization or Reclassification. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the Issuer, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 6, or a reorganization, merger, consolidation, share exchange, or sale, lease, exchange or transfer of assets provided for elsewhere in this Section 6), then and in each such event, the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series C Preferred Stock could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(h)                Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger. or consolidation of the Issuer with or into another corporation, a share exchange involving the Issuer or the sale, lease, exchange or transfer of all or substantially all of the assets of the Issuer to any other person or entity, then, as a part of such reorganization, merger, consolidation, share exchange or sale, lease, exchange or transfer, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Issuer, or of the successor corporation resulting from such merger, consolidation, share exchange or sale, lease, exchange or transfer, to which a holder of Common Stock issuable upon conversion would have been entitled on such capital reorganization, merger, consolidation, share exchange or sale, lease, exchange or transfer. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series C Preferred Stock after the reorganization, merger, consolidation, share exchange or sale, lease, exchange or transfer to the end that the provisions of this Section 6 (including adjustment of the Applicable Conversion Rate then in effect and the number of shares purchasable upon conversion of the Series C Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

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Each holder of Series C Preferred Stock upon the occurrence of a capital reorganization, merger or consolidation of the Issuer, share exchange involving the Issuer, or the sale, lease, exchange or transfer of all or substantially all its assets as such events are more fully set forth in the first paragraph of this Section 6(h), shall have the option of electing treatment of his shares of Series C Preferred Stock under either this Section 6(h) or Section 5(d) hereof, notice of which election shall be submitted in writing to the Issuer at its principal offices no later than five days before the effective date of such event.

(i)                  Accountants’ Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Issuer shall furnish each holder of Series C Preferred Stock with a certificate, prepared by independent certified public accountants of recognized standing and selected by the Board of Directors of the Issuer, showing such adjustment or readjustments, and stating in detail the facts upon which such adjustment or readjustment is based. Such certificate shall establish conclusively the accuracy of the adjustment or readjustments, and it shall be binding and conclusive on all parties, unless a written notice of objection to the certificate is given to the Issuer by a holder of Series C Preferred Stock, within 60 days after the accountants’ certificate is transmitted to the shareholders, setting forth in reasonable detail the basis of such objection.

(j)                  Exercise of Conversion Privilege. To exercise this conversion privilege, a holder of Series C Preferred Stock shall surrender the certificate or certificates representing the shares or evidence of uncertificated shares being converted to the Issuer at its principal office and shall give written notice to the Issuer at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of or evidence of uncertificated shares of Series C Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Issuer or in blank. The date when such written notice is received by the Issuer, together with the certificate or certificates representing the shares or evidence of uncertificated shares of Series C Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series C Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series C Preferred Stock in accordance with the provisions of this Section 6, cash in the amount of all such shares of Series C Preferred Stock to which such shares are entitled under Section 4 hereof up to and including the Conversion Date, and cash as provided in Sections 6(a) and 6(k). Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series C Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

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(k)                Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series C Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of Series C Preferred Stock, the Issuer shall pay to the holder of the shares of Series C Preferred Stock that were converted a cash payment calculated in accordance with Section 2.6 of the Merger Agreement. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series C Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series C Preferred Stock being converted.

(l)                  Partial Conversion. In the event some but not all of the shares of Series C Preferred Stock represented by a certificate or certificates surrendered by a holder or evidence of uncertificated shares are converted, the Issuer shall execute and deliver to or on the order of the holder, at the expense of the Issuer, a new certificate representing the number of shares of Series C Preferred Stock that were not converted.

(m)               Reservation of Common Stock. The Issuer shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the then outstanding shares of the Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Issuer shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)                No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Issuer by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the number of shares that the Issuer shall be authorized to issue. The Issuer may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series C Preferred Stock accordingly.

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Section 7.               Redemption.

(a)                 Optional Redemption by Issuer. Subject to prior approval by the Board of Governors of the Federal Reserve System, on or after the tenth anniversary of the Reliance Original Issue Date, the Issuer, at its option, may redeem, in whole or in part, at any time and from time to time, the shares of Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 4(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(b)                No Sinking Fund. The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions and shall be perpetual Preferred Stock unless converted into Common Stock as provided in Section 6. Holders of Series C Preferred Stock will have no right to require redemption or repurchase of any shares of Series C Preferred Stock.

(c)                 Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Notwithstanding the foregoing, if shares of Series C Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series C Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)                Partial Redemption. In case of any redemption of part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

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(e)                 Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the State of Arkansas or the State of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such. redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

Section 8.               Voting Rights.

(a)                 General. The holders of Series C Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)                Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Series C Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Series C Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until dividends are resumed for two (2) consecutive quarterly Dividend Periods, at which time such right shall terminate with respect to the Series C Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Series C Preferred Stock and/or Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Series C Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

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(c)                 Class Voting Rights as to Particular Matters. So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Series C Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)                  Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Series C Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Series C Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii)                Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series C Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 8(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock; or

(iii)              Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series C Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 8(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Series C Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series C Preferred Stock.

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(d)       Changes after Provision for Redemption. No vote or consent of the holders of Series C Preferred Stock shall be required pursuant to Section 8(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Series C Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 7 above.

(e)       Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series C Preferred Stock is listed or traded at the time.

Section 9.               Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Series C Preferred Stock may deem and treat the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 10.           Notices. All notices or communications in respect of Series C Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series C Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Series C Preferred Stock in any manner permitted by such facility.

Section 11.           No Preemptive Rights. No share of Series C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12.           Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 13.           Other Rights. The shares of Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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IN WITNESS WHEREOF, Simmons First National Corporation has caused this Certificate of Designations to be signed by George A. Makris, Jr., its Chairman and Chief Executive Officer, and Patrick A. Borrow, its Secretary, has affixed its corporate seal hereto and attested said seal on this [ ] day of [ ], 2019.

SIMMONS FIRST NATIONAL CORPORATION

By:		By:
Name:	Patrick A. Burrow	Name:	George A. Makris, Jr.
Title:	Executive Vice President,	Title:	Chairman and Chief Executive Officer
General Counsel and Secretary

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